Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebankva.com

Southern Community Financial Corp.

(Parent of Village Bank)

Reports Earnings for the Fourth Quarter of 2004

and Year Ended December 31, 2004

February 8, 2005. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Southern Community Financial Corp. (the “Company”) (NASDAQ symbol: SCBV), Midlothian, Virginia, the parent company of Village Bank (the “Bank”), announced today the Company’s earnings for the three months ended December 31, 2004 of $461,000 or $0.24 per fully diluted share, compared to earnings of $68,000 or $0.04 per fully diluted share for the same period in 2003.

For the year ended December 31, 2004, earnings were $862,000 or $0.45 per fully diluted share, up significantly from earnings of $69,000 or $0.04 per fully diluted share for the year ended December 31, 2003.  The improvement in earnings is primarily attributable to the continued growth of the Bank.  The Bank enjoyed a substantial increase in loans from $91,523,000 at December 31, 2003 to $134,162,000 at year end 2004.  The Bank now has five locations and its assets amounted to $160,805,000 at December 31, 2004, up from $115,060,000 at December 31, 2003, a 40.0% increase.  The Company’s consolidated assets amounted to $161,166,000 at December 31, 2004.

The fourth quarter of 2004 was affected by two nonrecurring items.  First, the Company wrote-off approximately $118,000 related to goodwill associated with the purchase in 2003 of the insurance subsidiary of the Bank.  Second, the Company recorded an income tax benefit of approximately $339,000 related to the removal of the valuation allowance on its net deferred tax assets.  The net effect of these two items increased fourth quarter results by $221,000, or $0.11 per fully diluted share.

Continued…

Mr. Winfree stated, “Our earnings for this quarter represent the sixth consecutive quarter the Company has been profitable.  As we have stated in the past, now that we have sustained profitability our focus has turned to growing the franchise and increasing stockholder value.”  He further stated, “We appreciate our stockholders’ support as we have grown the Company into profitability.”

Craig D. Bell, Chairman of the Board of Directors, added, “The current profitability of the Company is rewarding to the Board, but now we are focused on increasing stockholder value.  Our ultimate goal is and always has been to provide a strong return to our stockholders who have supported our efforts since we opened in 1999.”

The income earned in the fourth quarter of 2004 of $461,000 continued the profitable trend of the first three quarters.  Before the two nonrecurring entries discussed previously, the Company earned $240,000 which is significantly higher than the $68,000 earned in the fourth quarter of 2003.  The Company’s primary source of income, net interest income, increased by approximately $460,000 from the fourth quarter of 2003 to the fourth quarter of 2004 due to the growth of the loan portfolio.  This improvement in earnings was somewhat offset by an increase in the provision for loan losses of $113,000, from $52,000 in the fourth quarter of 2003 to $165,000 in the fourth quarter of 2004.  This increase in the provision was also due to the growth of the loan portfolio.

Loans and deposits have increased in each quarter of 2004.  For the year ended December 31, 2004, net loans increased by $42,640,000, or 46.6%, and deposits increased by $44,566,000, or 46.3%.  The growth in deposits funded the loan growth.

Stockholders’ equity totaled $14,985,000 at December 31, 2004, which represents a book value of $8.51 per share.  This represents an increase of $0.57 per share over the $7.94 book value per share at December 31, 2003.   At December 31, 2004, the Company exceeded all regulatory capital requirements.

Mr. Winfree commented, “We are pleased with our profitability in 2004 and believe it is a result of our investments in the development of a strong staff and appealing product mix.  We have carved out a market niche that will allow us to grow this year and for years to come.  We have nurtured strong relationships with customers who desire the full array of banking services delivered in a friendly and personal manner.”

Continued…

The Bank opened two new branches in 2004 bringing its total branches to five and will continue to seek attractive branch locations in 2005.  Mr. Winfree noted, “It is part of our strategy to continue opening new branches so that we can better serve the Richmond metropolitan market.  With additional branches we will be able to reach more customers and significantly increase our franchise value.”

The Bank has recently changed its name from Southern Community Bank & Trust to Village Bank.  The Company will be seeking to change its name to Village Bank & Trust Financial Corp. through a vote of stockholders at its annual meeting in April 2005.  Company management strongly believes that this new name better reflects its approach to banking and will provide one banner for all the companies in the SCFC family.

Southern Community Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank and it’s wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Bank Insurance Corporation, and Village Financial Services Corporation offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding the Bank's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Bank's Annual Report on Form 10-KSB for the period ended December 31, 2003, as filed with the Federal Deposit Insurance Corporation.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	December 31,	December 31,
	2004	2003

Total assets	$ 161,166	$ 115,060
Investment securities	5,428	8,624
Loans, net	134,162	91,522
Deposits	140,888	96,322
Borrowings	4,835	4,804
Stockholders' equity	14,985	13,590
Book value per share	$ 8.51	$ 7.94

Selected Operating Data
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Interest income	$ 2,227	$ 1,526	$ 7,650	$ 5,127
Interest expense	814	572	2,769	2,003
Net interest income before
provision for loan losses	1,413	954	4,881	3,124
Provision for loan losses	165	52	533	399
Noninterest income	444	441	1,760	1,434
Noninterest expenses	1,570	1,275	5,585	4,090
Income tax benefit	(339)	-	(339)
Net income (loss)	461	68	862	69
Income (loss) per share
Basic	$ 0.26	$ 0.04	$ 0.50	$ 0.04
Diluted	$ 0.24	$ 0.04	$ 0.45	$ 0.04

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